Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

FOR IMMEDIATE RELEASE

MSA Announces Record Continuing Sales and Operating Income

•	Continuing Revenue Increases 4.5%

•	Operating Income Improves 16%

PITTSBURGH, July 24, 2013 – MSA (NYSE: MSA) today announced that net sales for the second quarter of 2013 were $300 million compared with $295 million for the second quarter of 2012, an increase of $5 million, or 2 percent. Excluding the effect of weakening currencies and the company’s second quarter 2012 divestiture of its North American ballistic helmet business, net sales were a record, increasing $13 million, or 4.5 percent. Net income for the second quarter 2013 was $24 million, or $0.65 per basic share, a decrease of $4 million, or 14 percent, compared with $28 million, or $0.76 per basic share, for the same period last year. Excluding after-tax restructuring expenses and foreign currency charges totaling $2 million, net income was $26 million, or $0.71 per basic share. Furthermore, excluding $5 million of after-tax income from asset sales in the second quarter of 2012, the company’s pro-forma net income this quarter was a record.

“MSA’s consolidated second quarter results demonstrate continued success in executing our corporate strategy, a key element of which is driving global demand for the company’s core products,” said William M. Lambert, MSA President and CEO.

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“When you exclude the impact of weakening foreign currencies, our quarterly revenue from MSA’s global core product groups – which include Head Protection, Fall Protection, Portable Gas Detection, Fixed Gas and Flame Detection, and Self-Contained Breathing Apparatus (SCBA) – increased 11 percent.” Mr. Lambert added that the company continued to see favorable results from its efforts to manage manufacturing costs and improve product mix. For the current quarter, gross profit margins improved 250 basis points helping to drive operating income improvement of 16 percent when compared to the second quarter of 2012.

On a geographic basis, second quarter sales in the company’s North American segment increased $7 million, or 5 percent, versus the same period of 2012. Excluding the impact of the ballistic helmet divestiture in the second quarter of 2012, North American segment sales increased $12 million, or 8 percent, when compared to the same period of 2012. Sales of fixed gas and flame detection instruments, portable gas detection instruments and breathing apparatus increased $8 million, $4 million and $3 million, respectively, on higher shipments to the industrial and fire service markets. These increases were partially offset by a $2 million decrease in gas mask sales to the military.

Sales in the company’s European segment decreased $1 million, or 1 percent, when compared to the second quarter of 2012. Excluding a favorable currency translation impact of $1 million, local currency sales decreased $2 million. The decline was related to weakness in the fire service and military markets, notably in France and Italy, partially offset by strength in industrial markets throughout Europe.

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Sales in MSA’s International segment decreased $1 million, or 2 percent, versus the same period of 2012. Excluding an unfavorable currency translation impact of $4 million, International segment local currency sales increased $3 million, or 4 percent, from the second quarter of 2012. Local currency sales of portable gas detection instruments, fall protection products and fixed gas and flame detection instruments to industrial markets increased $2 million, $1 million and $1 million, respectively. These improvements were partially offset by declines across a range of other product groups.

Net income in MSA’s North American segment increased $1 million in the second quarter of 2013. This increase reflects improved product margins on a higher level of core product sales and a lower effective tax rate, partially offset by increased research and development costs and higher selling, general and administrative expenses.

Net income in MSA’s European segment decreased $0.4 million in the second quarter of 2013, reflecting increased restructuring charges, partially offset by decreased selling, general and administrative expenses.

International segment net income increased $2 million in the second quarter of 2013, primarily related to an increase in core product group sales, partially offset by higher restructuring charges.

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The net loss reported in segment information reconciling items for the second quarter of 2013 was $4 million, compared to net income of $2 million in the second quarter of 2012. The decrease in reconciling items net income in the second quarter of 2013 reflects last year’s one-time gain on the sale of assets and currency exchange losses.

“Our strategic focus on developing business from MSA’s core product lines continues to generate strong results,” Mr. Lambert said. “While business conditions do remain challenging, our strategy is succeeding,” he said. “As we head into the second half of the year, our focus remains on driving demand for our core products, reducing manufacturing and operating costs, and accelerating our development of innovative safety products and instruments. We have meaningful opportunities on each of these fronts, and we will continue to advance these initiatives in ways that equally benefit our customers and our shareholders,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Many MSA products typically integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the oil, gas and petrochemical industry, the fire service, construction, mining and utilities, and the military. Principal products include self-contained breathing apparatus, handheld gas detection instruments, fixed gas and flame detection systems, head protection products, and fall protection devices . The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial websites.

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Mine Safety Appliances Company

Consolidated Condensed Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net sales	$299,695	$294,738	$582,934	$588,223
Other income, net	548	8,259	428	8,264

	300,243	302,997	583,362	596,487

Costs and expenses
Cost of products sold	166,815	171,612	325,272	338,106
Selling, general and administrative	81,021	77,922	164,608	154,985
Research and development	11,398	10,342	21,982	19,634
Restructuring and other charges	2,427	—	2,427	—
Interest expense	2,750	2,914	5,410	6,063
Currency exchange losses (gains), net	993	(1,192)	2,112	1,228

	265,404	261,598	521,811	520,016

Income before income taxes	34,839	41,399	61,551	76,471
Provision for income taxes	10,448	13,120	17,765	23,870

Net income	24,391	28,279	43,786	52,601
Net income attributable to noncontrolling interests	(342)	(284)	(451)	(684)

Net income attributable to Mine Safety Appliances Company	24,049	27,995	43,335	51,917

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.65	$0.76	$1.17	$1.41

Diluted	$0.64	$0.75	$1.15	$1.39

Dividends per common share	$0.30	$0.28	$0.58	$0.54

Basic shares outstanding	36,880	36,590	36,807	36,486
Diluted shares outstanding	37,431	37,081	37,400	36,986

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Mine Safety Appliances Company

Consolidated Condensed Balance Sheet (Unaudited)

(In thousands)

	June 30, 2013	December 31, 2012
Current assets
Cash and cash equivalents	$82,413	$82,718
Trade receivables, net	212,874	191,289
Inventories	134,019	136,300
Other current assets	42,941	53,241

Total current assets	472,247	463,548

Property, net	146,980	147,465
Prepaid pension cost	46,133	42,818
Goodwill	257,169	258,400
Other noncurrent assets	218,714	199,515

Total	1,141,243	1,111,746

Current liabilities
Notes payable and current portion of long-term debt	$7,020	$6,823
Accounts payable	63,745	59,519
Other current liabilities	106,706	122,458

Total current liabilities	177,471	188,800

Long-term debt	293,333	272,333
Pensions and other employee benefits	150,920	151,536
Deferred tax liabilities	18,064	17,249
Other noncurrent liabilities	11,189	11,124
Equity	490,266	470,704

Total	1,141,243	1,111,746

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Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows

(In thousands)

	Six Months Ended June 30,
	2013	2012

Net income	$43,786	$52,601
Depreciation and amortization	15,777	15,911
Change in working capital	(28,503)	4,149
Other operating	(9,283)	(7,632)

Cash from operations	21,777	65,029

Capital expenditures	(16,956)	(17,814)
Property disposals and other investing	86	16,721

Cash from investing	(16,870)	(1,093)

Change in debt	21,205	(39,714)
Cash dividends paid	(21,533)	(19,900)
Other financing	(1,670)	1,458

Cash from financing	(1,998)	(58,156)

Exchange rate changes	(3,214)	(656)

Increase (decrease) in cash	(305)	5,124

Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net sales
North America	$152,315	$145,300	$288,430	$282,784
Europe	66,643	67,324	137,642	139,790
International	80,737	82,114	156,862	165,649

Total	299,695	294,738	582,934	588,223

Net income (loss)
North America	$21,009	$20,279	$37,164	$36,536
Europe	1,707	2,134	5,336	7,755
International	5,188	3,619	11,857	11,884
Reconciling	(3,855)	1,963	(11,022)	(4,258)

Total	24,049	27,995	43,335	51,917

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